Exhibit 10.1

October 23, 2000


Mr. Wade H. Roberts, Jr.
1385 Eaves Spring Road
Malvern, Pennsylvania 19355


Dear Mr. Roberts:

         You are presently employed by C&D Technologies, Inc., a Delaware corporation (the "Company"), in an executive capacity and the Company desires to encourage such continued employment by providing certain protections for you by entering into this Agreement with you, in return for which you agree to continue to be employed by the Company on the terms set forth herein, to refrain from certain competitive activity and to provide the Company with certain assurances upon your departure. In consideration of same, the Company agrees to employ you, and you agree to accept such employment, under the following terms and conditions:

         1. TERM OF  EMPLOYMENT.  Except for earlier  termination as provided in
Section 8(a), (b) or (c) or upon a Change of Control in accordance with Exhibit A, your employment under this Agreement shall continue in effect until either party shall give to the other party at least 30 days' prior written notice of the termination of this Agreement (a "Termination Notice"). If a Termination Notice is given by either party (a) the Company shall, without any liability to you, have the right, exercisable at any time after such notice is sent to elect any other person to the office or offices in which you are then serving and to remove you from such office or offices, but (b) except for the obligations set forth in Sections 3 and 4, all other obligations each of you and the Company have to the other, including the Company's obligation to pay your compensation and make available the benefits to which you are entitled hereunder, shall continue until the date your employment terminates as specified in the Termination Notice or thereafter, to the extent such obligations survive pursuant to the terms of this Agreement.

         2. COMPENSATION AND BENEFITS.

         (a) From and after November 1, 2000 (the "Effective Date"), you shall be compensated for performance of your obligations under this Agreement at a rate of not less than $440,000 per annum through March 31, 2001, and at a rate of not less than $485,000 from and after April 1, 2001 (such salary, as adjusted from time to time, is hereinafter referred to as the "Base Salary"), payable in such manner as is consistent with the Company's payroll practices for executive employees. The Board of Directors may from time to time thereafter consider future increases in Base Salary in its sole discretion.

         (b) You shall have the benefit of and be entitled to participate in such employee benefit plans and programs, including life, disability and medical insurance, pension, savings, retirement and other similar plans, as the Company now has or hereafter may establish from time to time, and in which you would be entitled to participate pursuant to the terms thereof, including without limitation the Company's existing Supplemental Executive Retirement Plan ("SERP"). The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the Company from modifying or terminating any such plans, and no such action or failure thereof shall affect this Agreement.

         (c) You shall be entitled (i) to participate in the Company's Incentive Compensation Plan each year in accordance with criteria and for amounts approved by the Compensation Committee, and (ii) to be granted options, to the extent (if any) approved by the Compensation Committee or the relevant Option Committee, under the Company's stock option plans in effect from time to time, in addition to those granted to you prior to the date of this Agreement (the "Original Grant"). Without limiting the foregoing, you shall have a targeted bonus for the fiscal year ending January 31, 2001 of 50% of your Base Salary and a targeted bonus for the fiscal year ending January 31, 2002 and each fiscal year thereafter of 55% of your Base Salary (with the actual payment of any bonus being dependent on your achievement of targeted objectives except as otherwise set forth in this Agreement).

         (d) In the event of a Change of Control Termination (as defined in Exhibit A hereto), you shall be entitled to certain payments and benefits as provided in Exhibit A hereto, which payments and benefits shall be in substitution for, not in addition to, the payments and benefits otherwise payable under this Agreement in the event of termination.

         (e)  You shall be entitled to four weeks of vacation each year.

         (f) The Company shall reimburse you annually for up to $7,500 of fees and expenses incurred by you for personal tax and financial planning advice, upon presentation by you of appropriate substantiation of such fees and expenses.

         (g) The Company shall provide you with a leased automobile of reasonable size and quality suitable to your position and shall pay or reimburse you for insurance, repairs, and maintenance and fuel expenses with regard to such automobile. You acknowledge that some or all of the benefits provided under this Section 2(g) may constitute taxable income for which you are responsible for payment of income taxes.

         3. DUTIES. (a) During the term of your employment hereunder, you shall serve and the Company shall employ you as the President and Chief Executive Officer of the Company, with such executive duties and responsibilities consistent with such positions and stature as the Board of Directors from time to time may determine. You shall report to, and act under the general direction of, the Board of Directors. You shall use your best efforts to carry out the instructions of the Board of Directors. You shall be nominated, on an annual basis as long as you continue to be employed under this Agreement, for election by the stockholders as a director of the Company and, if elected, you shall serve as a director, without additional compensation. In addition, at the request of the

Board of Directors, you shall serve as an officer and/or director of any of the Company's subsidiaries, in all cases in conformity with the organizational documents and the policies of the Board of Directors of each such subsidiary, without additional compensation.

         (b) You shall devote your entire business time and energies during normal business hours to the business and affairs of the Company and its subsidiaries. Nothing in this Section 3 shall be construed as prohibiting you from investing your personal assets in businesses in which your participation is solely that of a passive investor in such form or manner as will not violate
Section 5 hereof or require any services on your part in the operation or affairs of those businesses. You may also participate in philanthropic or civic activities as long as they do not materially interfere with your performance of your duties hereunder.

         (c) You shall be subject to the Company's rules, practices and policies applicable to the Company's senior executive employees.

         4. EXPENSES. The Company shall reimburse you for all reasonable expenses incurred by you in connection with your employment upon presentation of appropriate documentation therefor in accordance with the Company's expense reimbursement practices. In the event the Company's principal executive offices are located to a location more than 50 miles from their current location, the Company shall reimburse your moving expenses (including reasonable costs relating to interim living accommodations).

         5.  RESTRICTIVE COVENANTS.

         (a) During such time as you shall be employed by the Company, and for the applicable Restricted Period (as defined below) thereafter, you shall not, without the written consent of the Board of Directors, directly or indirectly, become associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director, stockholder, partner or agent of, or as a consultant for, any business anywhere in the world that, at the time your employment with the Company ceases, is competitive with the business in which the Company is engaged or in which the Company has taken affirmative steps to engage (a "Competitive Business"); provided, however, that
(i) nothing herein shall prevent you from investing in up to 5% of the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system, as long as your involvement with any such company is solely that of a stockholder, and (ii) nothing herein is intended to prevent you from being employed following the termination of your employment with the Company by any business other than a Competitive Business. With respect to any termination of your employment other than upon a Change of Control pursuant to Exhibit A, the applicable Restricted Period shall be the two-year period following the date your employment terminates, and with respect to a termination of your employment upon a Change of Control pursuant to Exhibit A, the applicable Restricted Period shall be the three-year period following the date your employment terminates. You acknowledge that the provisions of this Section 5 are reasonable in light of the Company's worldwide business operations and the position in which you will serve at the Company and that they will not prevent you from obtaining employment after the termination of this Agreement.

         (b) The parties  hereto  intend  that the  covenant  contained  in this
Section 5 shall be deemed a series of separate covenants for each appropriate jurisdiction. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in this Section 5 on grounds that, taken together, they cover too extensive a geographic area, the parties intend that those covenants (taken in order of the least populous jurisdictions) which, if eliminated, would permit the remaining separate covenants to be enforced in that proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 5.

         6.  CONFIDENTIALITY, NONINTERFERENCE AND PROPRIETARY INFORMATION.

         (a) In the course of (i) your employment by the Company hereunder,  and
(ii) any prior employment with the Company, you will have access to Confidential or Proprietary Data or Information of the Company. You shall not at any time divulge or communicate to any person, nor shall you direct any Company employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder) or use to the detriment of the Company or for the benefit of any other person, any of such Confidential or Proprietary Data or Information, except to the extent the same (i) becomes publicly known other than through a breach of this Agreement by you, (ii) was known to you prior to the disclosure thereof by the Company to you from a source that was entitled to disclose it or (iii) is subsequently disclosed to you by a third party who shall not have received it under any obligation of confidentiality to the Company. For purposes of this Agreement, the term "Confidential or Proprietary Data or Information" shall mean data or information not generally available to the public, including personnel information, financial information, customer lists, supplier lists, product and tooling specifications, trade secrets, information concerning product composition and formulas, tools and dies, drawings and schematics, manufacturing processes, information regarding operations, systems and services, know-how, computer and any other electronic, processed or collated data, computer programs, and pricing, marketing, sales and advertising data.

         (b) You shall not, during the term of this Agreement and for the applicable Restricted Period after the termination of your employment by the Company, for your own account or for the account of any other person, (i) solicit or divert to any Competitive Business any individual or entity who is a customer of the Company or any subsidiary or affiliate of the Company or who was a customer of the Company or any subsidiary or affiliate during the preceding twelve-month period, (ii) employ, retain as a consultant, attempt to employ or retain as a consultant, solicit or assist any Competitive Business in employing or retaining as a consultant any current employee of the Company or any subsidiary or affiliate or any person who was employed by the Company or any subsidiary or affiliate during the preceding twelve-month period or (iii) otherwise interfere in any material respect with the Company's relationship with any of its suppliers, customers, employees or consultants; provided, however, that you shall not be prohibited from contacting suppliers or customers after termination of your employment with regard to matters that do not violate your non-competition or confidentiality obligations contained in 5(a) and 6(a) or interfere in any material respect with the Company's relationship with such parties.

         (c) You shall at all times promptly disclose to the Company, in such form and manner as the Company reasonably may require, any inventions, improvements or procedural or methodological innovations, programs, methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by you during and in connection with your employment hereunder and which relate to the business of the Company ("Intellectual Property"). All such Intellectual Property shall be the sole property of the Company. You shall execute such instruments and perform such acts as reasonably may be requested by the Company to transfer to and perfect in the Company all legally protectable rights in such Intellectual Property. If the Company is unable for any reason to secure your signature on such instruments, you hereby irrevocably appoint the Company and its officers and agents as your agents and attorneys-in-fact to execute such instruments and to do such things with the same legal force and effect as if executed or done by you.

         (d) All written, electronic and other tangible materials, records and documents made by you or coming into your possession during your employment concerning any products, processes or equipment, manufactured, used, developed, investigated or considered by the Company or otherwise concerning the business or affairs of the Company, shall be the sole property of the Company, and upon termination of your employment, or upon the request of the Company during your employment, you shall deliver the same to the Company. In addition, upon termination of your employment, or upon request of the Company during your employment, you shall deliver to the Company all other Company property in your possession or under your control, including confidential or proprietary data or information and all Company credit cards and computer and telephone equipment.

         7. EQUITABLE RELIEF. With respect to the covenants contained in Sections 5 and 6 of this Agreement, you acknowledge that any remedy at law for any breach of said covenants may be inadequate and that the Company, in addition to its rights at law, shall be entitled to specific performance or any other mode of injunctive or other equitable relief to enforce its rights hereunder.

         8. TERMINATION; ADDITIONAL COMPENSATION. This Agreement, and your employment hereunder, shall terminate upon the following terms and conditions:

         (a) This Agreement shall terminate automatically on the date of your death. Notwithstanding the foregoing, if you die during the term of this Agreement, the Company shall (i) continue to make payments to your estate of your Base Salary as then in effect pursuant to this Agreement for 180 days after the date of your death, and (ii) pay your estate any reimbursable expenses which otherwise would have been paid to you to the date of your death.

         (b) This Agreement shall be terminated, at the option of the Company, if you are unable to perform a substantial portion of your duties hereunder for any 180 days (whether or not consecutive) during any period of 365 consecutive days by reason of physical or mental disability. Notwithstanding the foregoing, the Company shall continue to pay to you, until 180 days after termination of your employment due to such disability, your Base Salary at the rate in effect on the date of termination. After such 180-day period, you shall be entitled to receive any amounts due and owing pursuant to any disability policy sponsored by or made available through the Company to the extent you qualify therefor under the terms of such disability policy. For purposes of this

Agreement, "physical or mental disability" shall mean your inability, due to health reasons, to discharge properly your duties of employment, supported by the opinion of a physician reasonably satisfactory to both you and the Company. If the parties do not agree on a mutually satisfactory physician within ten days after written demand by one or the other, a physician shall be selected by the president of the Pennsylvania Medical Association, and the physician shall, within 30 days thereafter, make a determination as to whether disability exists and certify the same in writing. The services of the physician shall be paid for by the Company. You shall fully cooperate with the examining physician, including submitting yourself to such examinations as may be requested by the physician for the purpose of determining whether you are disabled.

         (c) This Agreement shall terminate immediately if your employment is terminated hereunder for Cause. For purposes of this Agreement, "Cause" shall exist upon a finding by the Board of Directors of any of the following: (i) an act or acts of willful material misrepresentation, fraud or dishonesty by you that results in the personal enrichment of you or another person or entity at the expense of the Company; (ii) your admission, confession or conviction of any felony or any other crime or offense involving misuse or misappropriation of money or other property; (iii) any act involving gross moral turpitude by you that adversely affects the Company; (iv) your continued material breach of any obligations under this Agreement 30 days after the Company has given you notice thereof in reasonable detail, if such breach has not been cured by you during such period; or (v) your gross negligence or willful misconduct with respect to your duties or gross misfeasance of office. Notwithstanding the foregoing and
Section 1(d)(ii) of the SERP, the definition of "Cause" solely for purposes of the SERP shall be the definition of "Cause" contained in Section l(d)(i) of the SERP.

         (d) Upon termination of this Agreement for any reason other than pursuant to a Change of Control, in addition to any other rights or benefits to which you may be entitled under this Agreement, you shall be paid all Accrued Obligations through the date of termination. The term "Accrued Obligations" shall mean (i) your Base Salary through the date of termination; (ii) any bonus earned pursuant to the terms of any applicable incentive compensation or bonus plan of the Company but not yet paid with respect to any fiscal year completed prior to termination; (iii) a prorated bonus for the fiscal year in which termination occurs equal to the product of (x) any bonus paid to you for the prior fiscal year of the Company multiplied by (y) a fraction, the numerator of which is the number of days in the current fiscal year during which you were employed by the Company, and the denominator of which is 365; and (iv) any accrued vacation pay not yet paid by the Company; provided, that if termination is by the Company for Cause or by you voluntarily, the "Accrued Obligations" will not include the amounts referred to in clause (iii) above. Upon termination of this Agreement (other than by the Company for Cause or pursuant to a Change of Control or by you in violation of this Agreement), (A) you shall also be entitled to all rights and benefits under benefit and incentive plans and perquisites in accordance with respective terms of those plans and perquisite programs; (B) you shall be reimbursed for all your business expenses incurred prior to termination in accordance with Section 4 above; (C) the Company shall, at your request within 15 days after termination and at your expense, assign to you the lease and any related purchase option for the automobile provided to you pursuant to Section 2 (g), provided such lease and purchase option is assignable; and (D) to the extent the Company's life insurance plan has a conversion option available upon termination of employment, the Company shall make such option available to you. Upon termination by the Company for Cause, you shall be reimbursed for all your business expenses incurred prior to termination in accordance with Section 4.

         (e) Except upon the occurrence of a Change of Control Termination (as defined in Exhibit A), if your employment hereunder shall be terminated by the Company (i) without Cause, other than pursuant to Section 8(a) or (b), or (ii) pursuant to a Termination Notice given by the Company under Section l, then in addition to any other rights or benefits to which you may be entitled, the Company shall, for a period of two years after termination, (w) continue to pay you your Base Salary at the rate in effect on the date of termination; (x) pay you as soon as administratively practicable following the close of the fiscal year in which the termination occurs and the fiscal year thereafter a sum equal to your targeted bonus pursuant to Section 2(c) for each such fiscal year; (y) continue to provide you with a leased automobile pursuant to 2(g) and perquisites pursuant to Section 2 (f); and (z) continue all other benefits provided to you prior to termination; provided, however, that to the extent the Company's benefit plans do not permit such continued participation or such participation would have an adverse tax impact on such plans or on the other participants in such plans or is otherwise prohibited by applicable law, the Company may instead provide materially equivalent benefits to you outside such plans (which, in the case of medical insurance benefits, may be provided by the Company paying any premiums for continuation of your medical benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act
("COBRA"), COBRA coverage in any event to be measured from the date of termination of employment). For purposes of this Section 8(e) the term "targeted bonus" shall mean the incentive bonus that would have been payable pursuant to
Section 2(c) for the fiscal year that includes the date on which your employment terminates and the fiscal year thereafter assuming that under the bonus plan in effect on the date of your termination, you had been entitled to receive an amount in respect of such bonus based solely upon your Base Salary and the applicable target percentage as of the date of termination and for the fiscal year thereafter, respectively, and without regard to actual performance. Further, a bonus shall be deemed to be earned upon completion of the fiscal year to which it relates regardless of whether the Board of Directors or its Compensation Committee has approved incentive bonuses for such year as of the date of termination.

         (f) In the event of a Change of Control Termination, this Agreement shall terminate in accordance with the terms of Exhibit A, and the payments and benefits to which you shall be entitled shall be governed solely by Exhibit A.

         (g) In the event this Agreement is terminated for any reason by the Company (other than due to death, disability, for Cause or upon a Change of Control), or the Company provides a Termination Notice as forth in Section 1, upon termination of your employment under this Agreement, any unvested options that you may own that would otherwise have vested within one year from the date of termination shall be deemed to vest effective upon the date of termination and become exercisable for a period of 90 days following the date of termination. All other unvested options shall terminate.

         (h) The payment by the Company of any compensation or benefits pursuant to this Section 8 other than the Accrued Obligations shall be conditioned on your execution of a Release (a "Release") in a form provided by and acceptable to the Company. Such Release shall be substantially in the form of Exhibit B hereto but may be modified by the Company in its sole discretion as it deems appropriate to reflect changes in law or circumstances arising after the date of this Agreement; provided, however, that no such modification shall increase any of your obligations to the Company over those contemplated in this Agreement, including the Exhibits hereto.

         9.  REPRESENTATIONS.  You hereby represent and warrant that you are not subject to any employment agreement, non-competition or confidentiality agreement or other commitment that either would be violated by your entering into or performing your obligations under this Agreement or that would restrict in any manner or interfere with the performance of your obligation under this Agreement. You hereby further represent and warrant that you have not revealed to the Company or any employee of the Company any confidential information of any former employer, and you agree that you will not do so in the future.

         10. ENTIRE AGREEMENT; MODIFICATION; CONSTRUCTION. This Agreement, together with the Exhibits hereto and all of your rights under the SERP and all other employee benefit plans in which you participate, constitutes the full and complete understanding of the parties, and supersedes all prior agreements and understandings, oral or written, between the parties, with respect to the subject matter hereof, except for the Agreement Relating to Intellectual Property and Confidential Information dated October 23, 1998 between you and the Company ("Confidentiality Agreement"); provided, however, that if the terms of any such employee benefit plan or such Confidentiality Agreement shall be inconsistent with the provisions to this Agreement, the provisions of this Agreement shall prevail. Exhibit A and Exhibit B are hereby incorporated by reference and made a part of this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, that are not set forth or referred to herein. This Agreement may not be modified or amended except by an instrument in writing signed by the party against which enforcement thereof may be sought.

         11. SEVERABILITY. Any term or provision of this Agreement that is held to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

         12. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

         13. NOTICES. All notices hereunder shall be in writing and shall be sent by messenger or by certified or registered mail, postage prepaid, return receipt requested, if to you, to your residence set forth above, and if to the Company, to the Vice President-Human Resources, at the Company's address set forth above, or to such other address as either party to this Agreement shall specify to the other.

         14. ASSIGNABILITY; Binding Effect. This Agreement shall not be assignable by either party, except that it may be assigned by the Company to an acquiror of all or substantially all of the assets of the Company or other successor to the Company, subject to your rights arising from a Change of Control as provided in Exhibit A. This Agreement shall be binding upon and inure to the benefit of you, your legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

         15. NO MITIGATION REQUIRED. Upon a termination of your employment by the Company without Cause pursuant to Section 8(g) or upon a Change of Control pursuant to Exhibit A, you shall have no obligation to seek other employment but shall not be prohibited from doing so, and no compensation paid to you as the result of any other employment shall reduce any payment required to be made by the Company hereunder.

         16. GOVERNING LAW. All questions pertaining to the validity, con-struction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts or choice of law provisions thereof.

         17. NONDISPARAGEMENT. You agree not to publicly or privately disparage the Company, its personnel, products or services either during or upon termination of your employment by the Company.

         18. SURVIVAL. All of the provisions of this Agreement that by their terms are to be performed or that otherwise are to endure after the termination of your employment by the Company shall survive the termination of your employment and shall continue in effect for the respective periods therein provided or contemplated.

         19. HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         20. COUNTERPARTS. This Agreement may be executed in several counter-parts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         If you are in agreement with the foregoing, please sign the duplicate original in the space provided below and return it to the Company.

                          C&D TECHNOLOGIES, INC.


                          By:   /s/ William Harrel
                                --------------------------------------

                          Title: Chairman
                                --------------------------------------

Agreed as of the date above written:

/s/ Wade H. Roberts, Jr.
----------------------------------
Wade H. Roberts, Jr.

                                    EXHIBIT A
                    TO EMPLOYMENT AGREEMENT (THE "AGREEMENT")
                      OF WADE H. ROBERTS, JR. ("EXECUTIVE")


(Capitalized terms used herein and not otherwise defined have the meanings given to them in the Agreement.)

I. SPECIAL TERMINATION PROVISIONS. In the event a Change of Control (as defined below) occurs, and within 24 months after such Change of Control: (a) the Executive's employment with the Company is terminated by the Executive pursuant to a Termination for Good Reason (as defined below); or (b) the Executive's employment with the Company is terminated by the Company for any reason other than death, disability or for Cause pursuant to Sections 8(a), (b) or (c) of the Agreement; or (c) the Agreement is not renewed due to a Termination Notice given by the Company, as provided in Section 1 of the Agreement (the events under clauses (a), (b) and (c) herein collectively called a "Change of Control Termination"), the Executive shall be entitled to receive the payments and benefits set forth in Section III below in consideration of the Executive's agreements under the Agreement, including but not limited to the Executive's agreement not to compete with the Company for a period of three years after a Change of Control pursuant to Section 5(a) of the Agreement and the Executive's execution of the Release contemplated by Section 8(h) of the Agreement.

II.  DEFINITIONS.

     (a) CHANGE OF CONTROL. For purposes of the Agreement, a "Change of Control" shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof)), excluding the Company, any "Subsidiary" and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of any such plan acting in his capacity as trustee), but including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares of the Company having at least 30% of the total number of votes that may be cast for the election of directors of the Company;
(ii) the stockholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company's assets or combination of the foregoing transactions (a "Transaction"), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any stockholder of the Company owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction) and no person is the beneficial owner of at least 30% of the shares of the resulting entity as contemplated by Section II(a)(i) above; or (iii) within any 24-month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of any successor to the Company, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this
Section II(a)(iii), unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in his capacity as an executive or director of the Company.

     (b) TERMINATION FOR GOOD REASON. For purposes of the Agreement, a "Termination for Good Reason" means a termination by the Executive by written notice given within 90 days after the occurrence of the Good Reason event. A notice of Termination for Good Reason shall indicate the specific termination provision in Section II(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by the Executive to set forth in such notice any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder. The notice of Termination for Good Reason shall provide for a date of termination not less than 10 nor more than 60 days after the date such Notice of Termination for Good Reason is given.

     (c) GOOD REASON. For purposes of the Agreement, "Good Reason" shall mean the occurrence, without the Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the notice of Termination for Good Reason as contemplated in Section II(b) above: (i) any material diminution of the Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of the Executive's employment for Cause pursuant to Section 8(c) of the Agreement or due to disability or death pursuant to Sections 8(a) or 8(b) of the Agreement, or temporarily as a result of Executive's illness or other absence), or the assignment to the Executive of duties or responsibilities that are inconsistent with the Executive's position under the Agreement at the time of a Change of Control; (ii) removal of the Executive from, or the nonreelection of the Executive to, the officer positions with the Company specified in the Agreement; (iii) relocation of the Company's principal executive offices to a location more than 25 miles from its location at the time of the Change of Control; (iv) failure by the Company, after a Change of Control, (A) to continue any bonus plan, program or arrangement in which the Executive is entitled to participate immediately prior to the Change of Control (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing the Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue the Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as the Executive participated in immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any provisions of the Agreement; (vi) if the Executive is on the Board of Directors at the time of a Change of Control, the Executive's removal from or failure to be reelected to the Board of Directors thereafter; or (vii) failure of any successor to the Company to promptly acknowledge in writing the obligations of the Company hereunder.

III. PAYMENTS AND BENEFITS. Upon a Change of Control Termination, as provided in
Section I above, the Company shall pay or provide the Executive the following payments and benefits:

     (a) The Company shall pay to the Executive all Accrued Obligations in a lump sum within five business days after the date of termination.

     (b) The Company shall pay to the Executive as severance pay, not later than the tenth day following the date of the Executive's execution and delivery of the Release required pursuant to Section 8(h) of this Agreement:

          (i) a lump sum in an amount equal to three years of the Executive's Base Salary; and

          (ii) a lump sum payment in an amount equal to three of the Executive's annual incentive bonuses, such payment to be equal to the greater of (i) the amount of all incentive bonuses paid to the Executive with respect to each of the three most recently completed fiscal years of the Company for which a bonus has been paid or (ii) the incentive bonus paid to the Executive with respect to the two most recently completed fiscal years of the Company for which a bonus has been paid plus an amount equal to the Executive's Target Bonus (as hereinafter defined); provided, however, that if the Executive has been employed by the Company for less than three years, such payment shall be equal to the greater of (x) the amount of the incentive bonuses paid to the Executive with respect to the two most recently completed fiscal years of the Company for which a bonus has been paid plus the Executive's Target Bonus or (y) the amount of the Executive's Target Bonus multiplied by three. For purposes of this Exhibit A, the term "Target Bonus" shall mean the incentive bonus that would have been payable for the fiscal year that includes the date on which the Executive's employment terminates under the incentive bonus program in effect as of the date of the Change of Control, assuming that the Executive had been entitled to receive an amount in respect of such bonus based solely upon his Base Salary and the applicable target percentage as of the date of termination (or if greater, the Executive's Base Salary as of the date on which occurred an event giving rise to a Change of Control Termination), and without regard to actual performance.

     (c) The Company shall continue the participation of the Executive and the Executive's dependents for a period of three years after the date of termination in all health, medical and accident, life and other welfare plans (as defined in
Section 3(l) of ERISA), in which the Executive was participating immediately prior to the date of termination, except for any disability plans, and shall provide the Executive with a leased automobile pursuant to Section 2(g) of the Agreement for such period; provided, however, that to the extent the Company's plans do not permit such continued participation or such participation would have an adverse tax impact on such plans or on the other participants in such plans, the Company may instead provide materially equivalent benefits to the Executive outside of such plans; provided, further, that under such circumstances, (i) medical insurance benefits may be provided by the Company paying any COBRA premiums (COBRA coverage, in any event, to be measured from the date of termination of employment) and (ii) if the Company is unable to continue the Executive's life insurance coverage, it shall pay the Executive an amount equal to three times the premium paid during the year prior to termination or if the Executive converts the insurance to an individual policy, the Company shall pay the premium for such insurance for three years. The Executive shall complete such forms and take such physical examinations as reasonably requested by the Company. To the extent the Executive incurs any tax obligation as a result of the provisions of this paragraph (c) that the Executive would not have incurred if the Executive remained an employee of the Company and had continued to participate in the benefit plans as an employee, the Company shall pay to the Executive, at the time the tax is due, an amount to cover such taxes and the taxes on the amount paid to cover such taxes.

     (d) All outstanding stock options and restricted stock awards that have been granted to the Executive by the Company at any time but have not yet vested and upon which vesting depends solely upon the passage of time, shall immediately vest or become nonforfeitable, as the case may be. In the event the foregoing sentence becomes applicable, the Company agrees to cause the Board of Directors to take all steps necessary to implement the foregoing sentence.

     (e) All amounts payable to the Executive upon a Change of Control under the SERP and the Company's Deferred Compensation Plan shall be paid to the Executive in accordance with the terms of those plans.

     (f) The Company, at its expense, shall provide the Executive with outplacement services at a level appropriate for the most senior level of executive employees through an outplacement firm of the Executive's choice for a period of up to one year after the date of the Change of Control Termination.

     (g) (i) In the event that any payment, coverage or benefit (collectively, the "Covered Benefits") provided to you by the Company or an Affiliate (as defined below) is or becomes subject to the excise tax imposed under Section 4999 or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code"), or you incur interest or penalties with respect to that excise tax (that excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay you an additional amount (a "Gross-Up Bonus") at the time or times specified in Section III(g)(iii)(z) below. The amount of the Gross-Up Bonus shall equal the quotient determined by dividing (x) the Excise Tax attributable to the Covered Benefits by (y) one minus the highest marginal income tax rate, where the term "highest marginal income tax rate" means the sum of the highest combined local, state and federal personal income tax rates (including any state unemployment compensation tax rate, any surtax rate as well as the Medicare hospital insurance tax rate imposed on employees under the Federal Insurance Contributions Act) as in effect for the calendar year to which the Excise Tax attributable to the Covered Benefits relates, provided that in determining the highest tax rate for federal purposes both the deductibility of state and local income tax payments and the reduction in the deductibility of itemized deductions shall be taken into account; it being the intention of the parties hereto that your net after tax position (after taking into account any interest or penalties imposed with respect to such taxes) upon receipt of the Covered Benefits is no less advantageous to you than the net after tax position you would have had if
Section 4999 of the Code had not been applicable to any portion of the Covered Benefits.

         (ii) All determinations to be made under this Section III(g), including the determination of whether an Excise Tax is payable and the amount thereof, shall be made by a law firm practicing in the Philadelphia, Pennsylvania metropolitan area that is knowledgeable in tax law matters, which firm shall be selected and paid for by the Company and acceptable to the Executive. If tax counsel's determinations are not finally accepted by the Internal Revenue Service upon audit, then appropriate adjustments shall be computed (with a Gross Up Bonus, if applicable) by that tax counsel based upon the final amount of the Excise Tax so determined.

         (iii) For purposes of this Section III(g):

               (x) An "Affiliate" shall mean any successor to the Company, any member of an affiliated group including the Company (determining using the definition in Section 1504 of the Code) or any entity that becomes a member of such an affiliated group as a result of the transaction causing the Change of Control.

               (y) When determining the amount of the Gross-Up Bonus, you will be deemed to have otherwise allowable deductions for federal, state and local tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Bonus in your adjusted gross income.

               (z) The portion of the Gross-Up Bonus attributable to a Covered Benefit shall be paid to you within 10 business days following the provision to you of the Covered Benefit. In the event that the amount of Excise Tax due exceeds the amount of Excise Tax determined by tax counsel, the Company shall pay you an additional Gross-Up Bonus in respect of that excess at the time that the amount of the excess is determined under Section III(g)(ii). In the event the amount of Excise Tax due is less than the amount of Excise Tax determined by tax counsel, you shall repay the Company the portion of the Gross-Up Bonus attributable thereto at the time that the amount of the reduction in Excise Tax is determined under Section III(g)(ii); provided, however, that if any portion of the amount you must repay to the Company has been paid to any federal, state or local tax authority, your repayment of that portion shall be postponed until the tax authority has actually refunded or credited that amount to you.

     (h) Upon the occurrence of a Change of Control, if the Company fails to perform any of its obligations under this Agreement or the Company or any other person asserts the invalidity of any provision of this Agreement and the Executive incurs any costs in successfully enforcing or defending any of the provisions of this Agreement, including legal fees and expenses and court costs, the Company shall reimburse the Executive for all such costs incurred by him.

                                    EXHIBIT B

                                     RELEASE


         This  Release is made this ______ day of  _______________,  ____ by and
between  C&D   Technologies,   Inc.   ("Employer")  and  _______________________
("Employee").

                                    RECITALS:

         WHEREAS, the parties are parties to an Employment Agreement (the "Employment Agreement") dated __________, pursuant to which Employee was employed by Employer; and

         WHEREAS, the Employment Agreement has terminated; and

         WHEREAS, your execution and delivery of this Release is a condition to the Employer's obligations to pay certain compensation and benefits to you under the Employment Agreement;

         NOW THEREFORE, the parties hereto, intending to be legally bound, in consideration of the mutual promises and undertakings set forth herein, do hereby agree as follows:

         1.  As  of  _____________________,  ____,  Employee's  employment  with
Employer shall terminate, and Employee shall have no further job responsibilities to perform for Employer; provided, however, that Employee shall cooperate with Employer in transitioning Employee's job responsibilities as Employer shall reasonably request, provided that Employee shall be entitled to receive reasonable compensation for any services rendered prior to such date and shall not be obligated to take any action that would interfere with any subsequent employment of Employee or otherwise result in economic hardship to Employee.

         2. Employer shall pay to the Employee the amounts contemplated pursuant to Section __ of the Employment Agreement, less applicable deductions; provided however, the first payment shall not be due and payable until ten days after the execution by Employee and delivery to Employer of this Release.

         3. For and in consideration of the monies and benefits paid to Employee by Employer, as more fully described in Section 2 above, and for other good and valuable consideration, Employee hereby waives, releases and forever discharges Employer, its assigns, predecessors, successors, and affiliated entities, and its current or former stockholders, officers, directors, administrators, agents, servants and employees, individually and as representatives of the corporate entity (hereinafter collectively referred to as "Releasees"), from any and all claims, suits, debts, dues, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, promises, charges, complaints, damages, sums of money, interest, attorney's fees and costs, or causes of action of any kind or nature whatsoever whether in law or equity, including, but not limited to, all claims arising out of his/her employment or termination of employment with Employer, such as all claims for wrongful discharge, breach of contract, either express or implied, interference with contract, emotional distress, fraud, misrepresentation, defamation, claims arising under the Civil Rights Acts of 1964 and 1991 as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act (ADEA), the
National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Family and Medical Leave
Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment & Collection Law, the Pennsylvania Minimum Wage Act of 1968, the Pennsylvania Equal Pay Law, and any and all other claims arising under federal, state or local law, rule, regulation, constitution, ordinance or public policy whether known or unknown, arising up to and including the date of execution of this Release; provided, however that the parties do not release each other from any claim of breach of the terms of this Release. This release of rights does not extend to claims that may arise after the date of this Release. Employee agrees that Employee will not initiate any charge or complaint or institute any claim or lawsuit against Releasees or any of them based on any fact or circumstance occurring up to and including the date of the execution by Employee of this Release.

         4 Employee agrees that the payments made and other consideration received pursuant to this Release are not to be construed as an admission of legal liability by Releasees or any of them and that no person or entity shall utilize this Release or the consideration received pursuant to this Release as evidence of any admission of liability since Releasees expressly deny liability.

         5 Employee affirms that the only consideration for the signing of this Release are the terms stated herein and in the Employment Agreement and that no other promise or agreement of any kind has been made to Employee by any person or entity whatsoever to cause Employee to sign this Release.

         6 Employee and Employer affirm that the Employment Agreement and this Release set forth the entire agreement between the parties with respect to the subject matter contained herein and supersede all prior or contemporaneous agreements or understandings between the parties with respect to the subject matter contained herein. Further, there are no representations, arrangements or understandings, either oral or written, between the parties, which are not fully expressed herein. Finally, no alteration or other modification of this Release shall be effective unless made in writing and signed by both parties.

         7 Employee acknowledges that Employee has been given a period of at least 21 days within which to consider this Release.

         8 Following the execution of this Release, the Employee has a period of 7 days from the date of execution to revoke this Release, and this Release shall not become effective or enforceable until the revocation period has expired.

         9 Employee certifies that Employee has returned to Employer all keys, identification cards, credit cards, computer and telephone equipment and other property or information of Employer in Employee's possession, custody, or control including, but not limited to, any information contained in any computer files maintained by Employee during Employee's employment with Employer. Employee certifies that Employee has not kept the originals or copies of any documents, files, or other property of Employer which Employee obtained or received during Employee's employment with Employer.

         10 Employee acknowledges that Employer advised Employee to consult with an attorney prior to executing this Release.

         11 Employee affirms that Employee has carefully read this Release, that Employee fully understands the meaning and intent of this document, that Employee has signed this Release voluntarily and knowingly, and that Employee intends to be bound by the promises contained in this Release for the aforesaid consideration.

         IN WITNESS WHEREOF, Employee and the authorized representative of Employer have executed this Release on the dates indicated below:

                                                C&D TECHNOLOGIES, INC.



Dated:_____________________               By:______________________________

                                          Title:___________________________



Dated:_____________________               _________________________________
                                                  (Name of Employee)

                                   ENDORSEMENT

         I,  ___________________________________,  hereby acknowledge that I was given 21 days to consider the foregoing Release and voluntarily chose to sign the Release prior to the expiration of the 21-day period.

         I declare under penalty of perjury under the laws of the Commonwealth of Pennsylvania that the foregoing is true and correct.

         EXECUTED this ________ day of __________________, ____, at ____________
___________________________, Pennsylvania.



                                       ---------------------------------
                                       (Name of Employee)